Exhibit 5.11

10 February 2023

Diebold Nixdorf, Incorporated 50 Executive Parkway, P.O. Box 2520 Hudson, Ohio 44236 (the “Addressee”)	Hamngatan 2, Box 5747 SE-11487 Stockholm Tel +4686706600 Fax +4686626101 www.gda.se

Legal opinion – Diebold Nixdorf

We have acted as Swedish legal counsel to Diebold Nixdorf AB, Swedish Reg. No. 556567-7787 (the “Swedish Guarantor”) in connection with the Exchange Offer as defined in the registration statement filed with the U.S. Securities and Exchange Commission by the Addressee on the date of this legal opinion (the “Registration Statement”) and this legal opinion is being delivered to you only for the purpose of being included as an exhibit to the Registration Statement.

1	Certain definitions

Terms used but not otherwise defined herein shall have the meanings ascribed to those terms in the Registration Statement.

2	Reviewed documents

For the purpose of this legal opinion, we have examined and relied on the documents and inquiries listed in this Section 2.

2.1	Opinion Document

2.1.1

A draft of the supplemental indenture to the Private Notes Indenture to be entered into by among others U.S. Bank Trust Company, National Association, the Addressee and the Swedish Guarantor in order to enable the issue of the New Notes (including the amended indenture and the Swedish Guarantor’s guarantees included therein), received by us via e-mail from Sullivan & Cromwell LLP on 9 February 2023 at around 01:30 CET (the “Opinion Document”).

2.2	Corporate documents

2.2.1	In respect of the Swedish Guarantor, a copy of:

(a)	an e-certificate of registration; and

(b)	the articles of association,

which have been printed on the date of this legal opinion from the Swedish Companies Register (Sw. näringslivsregistret) held by the Swedish Companies Registration Office (Sw. Bolagsverket).

2.2.2	A copy of the minutes of a meeting of the board of directors of the Swedish Guarantor held on 22 November 2022.

2.2.3	A copy of the minutes of a meeting of the board of directors of the Swedish Guarantor held on 28 December 2022.

2.2.4	A copy of the minutes of a meeting of the board of directors of the Swedish Guarantor held on 25 January 2023.

2.3	Inquiries

2.3.1	We have also made inquiries with the Swedish Companies Registration Office (Sw. Bolagsverket) and the District Courts of Solna and Stockholm on the date of this opinion.

2.3.2

For the purposes of this opinion, we have made no examination of the files or records of any company or any governmental or regulatory agency or authority or any other entity or person, other than as expressly stated herein.

3	Reliance

In giving this legal opinion, we have relied on the accuracy of facts and representations set forth in the documents referred to in Section 2 above, which facts and representations we have not independently verified.

4	Assumptions

In giving this legal opinion, we have made the following assumptions.

4.1	General

4.1.1	All natural persons executing the documents have legal capacity.

4.1.2

All signatures appearing on all documents (and the identity of all signatories) are genuine, all documents are genuine, authentic and complete, each document which purports to be a copy of originals conform to such originals and all signatures appearing on such originals are genuine.

4.1.3

Where any means of electronic signature have been, or will be, used, such electronic signatures meet the requirements of advanced electronic signatures set out in article 3 of Regulation (EU) No 910/2014 of the European Parliament and of the Council of 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market and repealing Directive 1999/93/EC.

4.1.4

All agreements, resolutions, authorisations and other documents on which we have expressed reliance remain in full force and effect and have not been amended, revoked or otherwise affected by any action or occurrence at the time of giving this legal opinion.

4.1.5	All documents submitted to us in draft form, including the Opinion Document, will be executed in the form of such drafts.

4.1.6

There are no provisions or principles of the laws of any jurisdiction, other than Sweden, including, but not limited to any requirements as to consents, authorisations, notices, filings or registrations with respect to the Opinion Document or any other agreement or document which would have any implication on the opinions we express.

4.1.7	There are no other agreements or documents, other than the Opinion Document, which would have an impact on the opinions we express.

4.2	Corporate

4.2.1

Except with regard to the Swedish Guarantor, the execution, delivery and performance of the Opinion Document has been duly authorized by and is within the corporate powers and capacity of each party thereto do not contravene such parties’ respective constitutional documents or any law or regulation applicable to such parties.

4.2.2

The Swedish Guarantor is the only Swedish entity in the corporate group and no guarantee or security granted by the Swedish Guarantor will be provided for the benefit of a direct shareholder of the Swedish Guarantor which is not domiciled within the European Economic Area.

4.2.3	The meetings of the board of directors of the Swedish Guarantor referred to in Section 2.2.2 - 2.2.4 were duly convened.

4.2.4

The excerpts referred to in Section 2.2.2 - 2.2.4 correctly reflect the resolutions taken at a board meeting of the Swedish Guarantor on 22 November 2022, 28 December 2022 and 25 January 2023 respectively and the resolutions were validly adopted.

4.2.5	The Opinion Document has been entered into by the Swedish Guarantor for purely commercial reasons and against sufficient consideration.

4.2.6	The Swedish Guarantor and each other party to the Opinion Document was solvent on the date that the Opinion Document was executed.

4.2.7

The oral information provided by the relevant district court having jurisdiction over the Swedish Guarantor and by the Swedish Companies Registration Office on the date of this legal opinion to the effect that there were no and are no pending petitions to (i) declare Swedish Guarantor bankrupt under the Swedish Bankruptcy Act (1987:672) (Sw. konkurslagen), (ii) appoint a liquidator for the Swedish Guarantor under the Swedish Companies Act (2005:551) (Sw. aktiebolagslagen) or (iii) appoint a trustee for the Swedish Guarantor under the Swedish Companies Reorganization Act (2022:964) (Sw. lagen om företagsrekonstruktion), is true and correct at the time of giving this legal opinion and the same information would have been provided by the relevant district court and by the Swedish Companies Registration Office should we have made corresponding inquiries immediately prior to the execution of the Opinion Document.

4.3	Contractual

The Opinion Document is legal, valid, binding and enforceable against each party thereto in accordance with its terms, under all relevant laws other than the laws of Sweden.

5	Opinions

Based upon and subject to the foregoing and subject to the exceptions, limitations, qualifications and reservations set forth or referred to in this legal opinion, we are, as of the date of this legal opinion, of the following opinions.

5.1	Corporate

5.1.1	The Swedish Guarantor is a limited liability company, duly incorporated and validly existing under the laws of Sweden and has the capacity to sue and be sued in its own name.

5.1.2

The Swedish Guarantor has not been declared bankrupt and no liquidator under the Swedish Companies Act or trustee under the Swedish Companies Reorganization Act has been appointed in respect of the Swedish Guarantor.

5.1.3

The execution and performance (per se) by the Swedish Guarantor of the Opinion Document is within its corporate powers and have been duly authorized by all necessary corporate action and do not contravene any generally applicable Swedish law or the articles of association.

5.2	Contractual

5.2.1	The Opinion Document has been duly authorised by the Swedish Guarantor.

6	Qualifications

The opinions set forth herein are subject to the following qualifications.

6.1	General

6.1.1	The opinions set forth herein are confined to matters of Swedish law as in force at the date hereof, and no opinion is expressed as to the laws of any other jurisdiction.

6.1.2

In the Opinion Document and this legal opinion Swedish legal concepts are described in English terms and not by their original Swedish terms. The concepts concerned may not correspond to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This legal opinion may, therefore, only be relied upon on the express condition that any issues of interpretation or liability arising hereunder will be governed by Swedish law as it exists on the date hereof and be brought before a Swedish court.

6.1.3

The term “enforceable” if and when used herein with respect to obligations in any document means that the obligations assumed by the parties are of the type which Swedish courts enforce. It does not mean that such obligations will necessarily be enforced in accordance with their terms.

6.1.4

In order for any guarantee issued by the Swedish Guarantor under the Opinion Document not to constitute a violation of mandatory Swedish law, the Opinion Document contain limitation language purporting to limit the liability of the Swedish Guarantor under the Opinion Document (and such other liabilities) to what it can lawfully guarantee (and undertake) under applicable Swedish mandatory law. The Opinion Document (and therefore also the limitation language referred to above) is expressed to be governed by the laws of the State of New York and it is not possible for us to assess the likely interpretation of the same. We wish to draw your attention to the fact that under mandatory Swedish law, as applied to the Swedish Guarantor, the actual scope of the guarantees granted or other obligations incurred by the Swedish Guarantor may be substantially less than the aggregate amount of liabilities expressed to be guaranteed and/or incurred by the same and that, in fact, it is possible that due to the application of mandatory Swedish law relating to inter alia unlawful profit distribution and/or prohibited upstream and cross-stream guarantees/security, as applied to the Opinion Document, no liabilities will under Swedish law be held to be effectively guaranteed by the Swedish Guarantor under the Opinion Document.

6.2	Insolvency

6.2.1

Anything contained in this opinion, including but not limited to the enforceability of the rights and obligations of any party under the Opinion Document, may be limited by bankruptcy, insolvency, reorganization, moratorium, resolution and similar laws affecting creditors’ rights generally.

6.2.2

Without limiting the generality of what is stated under 6.2.1, contractual provisions to the effect that one party may terminate an agreement or otherwise act to the detriment of another party for the reason that such other party has been declared bankrupt may be held unenforceable.

6.2.3

A party to the Opinion Document may be restricted from withholding performance of, terminating, amending, or claiming an accelerated payment or other forfeiture of a term under such agreement or terminating or modifying any right or obligation under such agreement, by reason of company restructuring proceedings by or in respect of the Swedish Guarantor, or any request for such proceedings, or by reason of the Swedish Guarantor being insolvent.

6.3	Tax

No opinion is expressed herein relating to tax matters (including in respect of filings and notifications relating to tax matters).

6.4	Private international law

6.4.1

The choice of law clause may be inoperable for lack of specification to the extent it is expressed to cover unspecified non-contractual obligations arising out of or in connection with the Opinion Document.

6.5	Contractual

Under Swedish law,

(a)	the right to recover damages may be limited to the extent the aggrieved party could reasonably have mitigated its loss;

(b)	the enforcement of rights of a party may be limited by general time bar provisions or the doctrine of laches;

(c)	provisions in agreements to the effect that provisions thereof may only be amended or waived in writing may not be effective;

(d)

where any party is vested with discretion or may determine a matter in its opinion, Swedish law may require that such discretion is exercised consistently, loyally and generally in a reasonable manner or that such opinion is based on reasonable grounds;

(e)

it is not established by law or court precedent that a power of attorney or an appointment of an agent can be made irrevocable and it is therefore possible that any power of attorney executed or an appointment of an agent purporting to be irrevocable can be revoked;

(f)	the powers granted under a power of attorney will terminate automatically and without notice if the party granting such powers goes into bankruptcy or liquidation;

(g)

any agreement or obligation may be modified or set aside to the extent necessary to avoid unreasonable or inequitable results, even if the circumstances giving rise to those results arise after the agreement is entered into or the obligation is incurred and may be held invalid under the provisions of Chapter 3 of the Swedish Contracts Act (Sw. lag om avtal och andra rättshandlingar på förmögenhetsrättens område) relating to, inter alia, coercion, duress and fraud, and under general principles of Swedish law;

(h)	the availability in Swedish courts of equitable remedies, including but not limited to injunctions and specific performance, is restricted and such remedies may not always be granted by the court;

(i)	a clause for the submission to the jurisdiction of a specific court is only operable in respect of issues arising out of a legal relation (Sw. rättsförhållande) sufficiently identified in the clause;

(j)

on the basis of the International Monetary Fund Agreement, as interpreted and applied by Swedish courts, an obligation which is contrary to the exchange control regulations of another member state of the International Monetary Fund may not be enforceable in Sweden; and

(k)

any transfer, payment or other action or measure in respect of the Opinion Document involving (i) the government of any state which is currently the subject of United Nations or European Union sanctions (or both), (ii) any person or body resident in, incorporated in or constituted under the laws of any such state or exercising public functions in or of any such state, (iii) any person or body acting from or through or in any such state, or (iv) any person or body controlled by any of the foregoing or by any person acting on behalf of any of the foregoing, may be subject to restrictions (including complete incapacity or complete lack of authority) pursuant to such sanctions implemented in Sweden.

6.6	Procedural

6.6.1	A Swedish court may stay proceedings if concurrent proceedings are being brought elsewhere.

6.6.2

Swedish courts may award judgments in currencies other than Swedish kronor, but the judgment debtor has the right to pay the judgment debt, even though denominated in a foreign currency, in Swedish kronor at the rate of exchange prevailing at the date of payment.

6.6.3

Swedish courts, enforcement agencies and other governmental authorities generally levy nominal registration fees for any applications in legal matters (and the Swedish Enforcement Agency (Sw. Kronofogdemyndigheten) levies a nominal fee in connection with any enforcement proceedings plus a fee to cover specific costs incurred through its enforcement actions).

6.6.4

In proceedings before a Swedish court, the Swedish Procedural Code (Sw. rättegångsbalken) will apply in respect of, inter alia, service of process, allocation of costs for proceedings, availability of interim measures and evaluation of evidence. Consequently, provisions in the Opinion Document relating to such matters will not be enforceable to the extent inconsistent herewith.

7	Miscellaneous

7.1.1

The opinions set forth in this legal opinion are strictly limited to the matters stated in this legal opinion and the date of this legal opinion and are not to be read as extending by implication to any other matters or points in time. We assume no obligation to update this legal opinion or advise you of any changes of Swedish law or the interpretation thereof subsequent to the date of this legal opinion.

7.1.2	The headings used herein are used for convenience only and shall not affect the interpretation of this legal opinion.

7.1.3	We express no opinion as to matters of fact, nor as to questions of law which can be decided only on the basis of matters of fact.

7.1.4

This legal opinion is addressed solely to the Addressee solely for the purpose of being included in the Registration Statement and may not, without our prior written consent, be relied on for any other purpose or be disclosed to or relied on by any other person save that it may be disclosed without such consent for the purpose of information only to:

(a)

any person to whom disclosure is required to be made by applicable law or court order or pursuant to the rules or regulations of any supervisory or regulatory body or in connection with any actual or potential dispute or claim relating to this legal opinion;

(b)	the officers, employees, auditors and professional advisers of any Addressee; and

(c)	any affiliate of any Addressee and the officers, employees, auditors and professional advisers of any such affiliate.

7.1.5	We have taken instructions only from our client, the Swedish Guarantor, in connection with this transaction and we have been requested by our client to deliver this opinion to you.

7.1.6	This document constitutes our opinion on certain legal matters and, consequently, no part of this legal opinion shall be interpreted as a warranty (Sw. garanti).

7.1.7

Notwithstanding Section 7.1.4, we consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus contained therein. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

7.1.8

Any liability of this firm, its partners and employees in connection with or arising out of this legal opinion shall be limited in accordance with what is set forth in the firm’s general terms and conditions (which is found on the website https://www.gda.se/en/innehall/general-terms-and-conditions/).

7.1.9	This legal opinion shall be governed by and construed in accordance with Swedish law.

*    *    *

Yours sincerely,

GERNANDT & DANIELSSON ADVOKATBYRÅ KB

/s/ Björn Svensson Partner Gernandt & Danielsson Advokatbyrå KB Dir +46 8 670 66 18 Mob +46 734 15 26 18 bjorn.svensson@gda.se	/s/ Mikael Bolling Partner Gernandt & Danielsson Advokatbyrå KB Dir +46 8 670 66 04 Mob +46 734 15 26 04 mikael.bolling@gda.se